Exhibit 99.1
NEWS RELEASE for June 13, 2007 at 6:00 am EDT

CLARIENT ANNOUNCES MEDICAL LEAVE OF ABSENCE

Aliso Viejo, CA, June 13, 2007 – Clarient, Inc. (Nasdaq: CLRT), a premier technology and services resource for pathologists, oncologists and the pharmaceutical industry, today announced that effective immediately James V. Agnello, Senior Vice President and Chief Financial Officer has taken a short-term medical leave of absence from the company.  Mr. Agnello is expected to make a full recovery and the Company’s Board and management are confident that his responsibilities will be effectively managed during this period.

Clarient’s President and CEO Ron Andrews said, “Jim has been working to establish a solid financial process for the company, and while he will be missed during this short leave, I am confident that we will be able to effectively manage our financial reporting responsibilities. We extend our best wishes and strongest support and look forward to welcoming him back soon.”

About Clarient

Clarient combines innovative technologies with world class expertise to assess and characterize cancer. Clarient’s mission is to provide the services, resources and critical information to improve the quality and reduce the cost of patient care as well as accelerating the drug development process. The Company’s principal customers include pathologists, oncologists, hospitals and biopharmaceutical companies.

The rise of individualized medicine as the new direction in oncology has created the need for a centralized resource providing leading diagnostic technologies such as flow cytometry and molecular testing. Clarient is that resource, having created a state-of-the-art commercial cancer laboratory providing the most advanced oncology testing and drug development services available both onsite and over the web. Clarient is a Safeguard Scientifics, Inc. partner company. For more information, visit www.clarientinc.com.

About Safeguard

Safeguard Scientifics, Inc. (NYSE: SFE), a holding company, builds value in growth-stage technology and life sciences businesses. Safeguard provides growth capital as well as a range of strategic, operating and management resources to our partner companies. Safeguard participates in growth buyout financings, including corporate spin-outs and management buyouts, expansion financings, industry consolidations and early-stage financings.  www.safeguard.com

The statements herein regarding Clarient, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, potential delays in Mr. Agnello’s recovery and return to the Company, the Company’s ability to effectively manage his responsibilities in his absence and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.  The company does not assume any obligation to update any forward-looking statements or other information contained in this document.

Contact:
Matt Clawson	John Baldissera
Allen & Caron, Inc.	BPC Financial Marketing
(949) 474-4300	(800) 368-1217
matt@allencaron.com

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